Exhibit 99.1

         Magnetek Announces Fiscal 2008 First Quarter Results


    MENOMONEE FALLS, Wisc.--(BUSINESS WIRE)--Oct. 31, 2007--Magnetek, Inc. (NYSE:MAG) today reported the results of its fiscal 2008 first quarter ended September 30, 2007.

    First Quarter Results

    In the fiscal 2008 first quarter the Company recorded revenue of $26.1 million compared to $26.0 million in the first quarter of fiscal 2007. First quarter gross profit amounted to $7.3 million (28% of sales) versus $7.4 million (29% of sales) in the same period a year ago.

    Operating costs, including research and development (R&D) and selling, general and administrative (SG&A) expense, amounted to $6.4 million in the current-year quarter, down from $8.6 million in the prior-year period. The Company had net interest income of $213,000 in the current-year quarter versus net interest expense of $788,000 in the first quarter of fiscal 2007.

    Resulting income from continuing operations, net of taxes, in the first quarter of fiscal 2008 amounted to $0.8 million or $.03 per share against a loss from continuing operations of $2.3 million or $.08 per share in the fiscal 2007 first quarter.

    Including the results of discontinued operations, all of which have been divested, Magnetek reported net income of $0.5 million or $.02 per share in the first quarter of fiscal 2008 compared to a net loss of $3.2 million or $.11 per share in the first quarter of fiscal 2007.

    Operations and Outlook

    Due primarily to reduced operating expenses and continued strength in its largest product line, Magnetek's results improved significantly on a year-over-year basis in the fiscal 2008 first quarter.

    Historically, the September quarter has been relatively weak due to factory shutdowns and summer vacations. However, Magnetek's Material Handling product line generated record revenues of $17.2 million, accounting for two-thirds of Company sales, in the quarter. Rising demand for crane automation systems, which enhance factory productivity, and growing sales of the Company's new OmniPulse(TM) direct-current crane drive contributed to the record performance.

    Unfavorable sales mix impacted Elevator Systems results in the quarter. The Company's high-end Quattro(TM) product line is gaining market acceptance, however more slowly than anticipated. Eighty-five of these new-technology systems, which regenerate energy to the utility grid, are just now going into public service, with building-site seminars for industry consultants commencing in November.

    While sales volume remains a factor in Telecom Power, gross margins in this product line improved modestly in the quarter as a result of increased operating efficiencies at Magnetek's new power systems manufacturing facility in Menomonee Falls, Wisconsin.

    Energy Systems' quarterly revenue declined versus prior periods due to reduced sales of mining drives and the divestiture of Magnetek's residential solar power inverter product line with its power electronics business. Late in September, however, the Company received orders for fuel cell power inverters totaling 2.4 megawatts and commenced delivery of 60 E-Force(TM) wind power inverters, so energy systems revenues will begin growing again in the current (December) quarter.

    Bookings totaled $28.0 million versus billings of $26.1 million in the September quarter, for a book-to-bill ratio 1.08:1.00. Order backlog at September 30, 2007 stood at $21.2 million against September 2006 backlog of $14.4 million and June 2007 backlog of $19.3 million.

    Due primarily to increasing shipments of wind inverters, revenue is expected to grow both sequentially and on a year-over-year basis in the second fiscal quarter, however gross margin as a percentage of revenue will likely decline in light of manufacturing variances and lower margins in wind inverters during the ramp in production. As a result, the Company expects second fiscal quarter profits to be comparable to, or show a slight increase from, first quarter results. Due to reductions in operating expenses, second quarter profits are expected to be up significantly as compared to the same period in the prior fiscal year.

    Company Webcast

    This morning, at 11:00 a.m. Eastern time, Magnetek management will host a conference call to discuss Magnetek's fiscal 2008 first quarter results. The conference call will be carried live and a replay of the call will be available on the "Investor Relations" page of Magnetek's website www.magnetek.com for ninety days or as the call and its content remain timely. A replay of the call also will be available through Friday, November 9 by phoning 617-801-6888 (passcode 89912007).

    Magnetek, Inc. (NYSE:MAG) manufactures digital power and motion control systems used in material handling, people moving, wireless communications and energy delivery. The Company is headquartered in Menomonee Falls, WI in the greater Milwaukee area and operates manufacturing plants in Pittsburgh, PA and Mississauga, Ontario, Canada as well as Menomonee Falls.

    This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for future periods, including the fiscal year ending June 29, 2008. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, mining, communications and alternative energy markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings and the risk that the company's ultimate costs of doing business exceed present estimates. Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.



                            Magnetek, Inc.
                  Consolidated Results of Operations
                 (in thousands except per share data)

                                                 Three months ended
                                                    (Unaudited)
                                              September 30, October 1,
Results of Operations:                            2007         2006
----------------------------------------------------------------------
Net sales                                         $ 26,110   $ 25,955
Cost of sales                                       18,827     18,535
----------------------------------------------------------------------
Gross profit                                         7,283      7,420
Research and development                               843      1,219
Selling, general and administrative                  5,516      7,397
----------------------------------------------------------------------
Income (loss) from operations                          924     (1,196)
Interest income                                       (356)      (288)
Interest expense                                       143      1,076
----------------------------------------------------------------------
Income (loss) from continuing operations
 before provision for income taxes                   1,137     (1,984)
Provision for income taxes                             304        276
----------------------------------------------------------------------
Income (loss) from continuing operations               833     (2,260)
Loss from discontinued operations, net of
 taxes                                                (334)      (934)
----------------------------------------------------------------------
Net income (loss)                                 $    499   $ (3,194)
----------------------------------------------------------------------

Per common share - basic and diluted:
----------------------------------------------------------------------
Income (loss) from continuing operations          $   0.03   $  (0.08)
Loss from discontinued operations                 $  (0.01)  $  (0.03)
----------------------------------------------------------------------
Net income (loss)                                 $   0.02   $  (0.11)
----------------------------------------------------------------------

Weighted average shares outstanding:
   Basic                                            30,144     28,966
   Diluted                                          30,404     28,966
----------------------------------------------------------------------


                                                 Three months ended
                                                    (Unaudited)
                                              September 30, October 1,
Other Data:                                       2007         2006
----------------------------------------------------------------------
Depreciation expense                              $    309   $    330
Amortization expense (included in interest
 expense)                                              107        212
Capital expenditures                                   385         43


                                              September 30,
                                                  2007       July 1,
Balance Sheet Data:                            (Unaudited)     2007
----------------------------------------------------------------------
Working capital (excluding current portion of
 LTD)                                             $ 23,546   $ 21,982
Total assets                                       105,069    104,738
Total long-term debt (including current
 portion)                                               29         32
Common stockholders' equity                         43,194     41,473




                            Magnetek, Inc.
                      Consolidated Balance Sheet
                            (in thousands)

                                               September 30,
                                                   2007       July 1,
                                                (Unaudited)    2007
                                               ------------- ---------
 Cash                                              $  4,262  $  5,404
 Restricted cash                                     23,722    22,852
 Accounts receivable                                 17,004    18,104
 Inventories                                         17,834    16,201
 Prepaid and other current assets                     2,411     1,900
                                               ------------- ---------
   Total current assets                              65,233    64,461

 Property, plant & equipment, net                     4,388     4,302
 Goodwill                                            28,241    28,187
 Other assets                                         7,207     7,788
                                               ------------- ---------
   Total assets                                    $105,069  $104,738
                                               ============= =========

 Accounts payable                                  $ 11,584  $ 12,238
 Accrued liabilities                                  7,501     7,639
 Accrued arbitration award                           22,602    22,602
 Current portion of long-term debt                       11        11
                                               ------------- ---------
   Total current liabilities                         41,698    42,490

 Pension benefit obligations, net                    15,166    15,965
 Long-term debt, net of current portion                  18        21
 Other long-term obligations                          1,688     1,709
 Deferred income taxes                                3,305     3,080

 Common stock                                           302       301
 Paid in capital in excess of par value             134,637   134,449
 Accumulated deficit                                (14,324)  (14,823)
 Accumulated other comprehensive loss               (77,421)  (78,454)
                                               ------------- ---------
   Total stockholders' equity                        43,194    41,473

   Total liabilities and equity                    $105,069  $104,738
                                               ============= =========


    CONTACT: Magnetek, Inc.
             Robert Murray, 213-200-7606
             bmurray@magnetek.com